Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FIRST QUARTER RESULTS
GAAP Diluted Net Income of $0.67 per Unit
Adjusted Diluted Net Income of $0.73 per Unit
Cash Distribution of $0.73 per Unit

Nashville, TN, April 25, 2024 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended March 31, 2024.
“Global equity markets continued their strong gains in the first quarter, while bond market returns reflected a more cautious stance on inflation and interest rates," said Seth P. Bernstein, President and CEO of AllianceBernstein. “AB grew organically, led by active net inflows of $3.7 billion, or 2.3% active organic growth. Our retail channel grew by 6% annualized organically, driven by over 25% organic growth in both taxable fixed income and municipals. Alternatives and multi-asset grew by 8% organically, positive in every channel. Offsetting these strengths were persistent equity net outflows. Investment performance showed steady improvement in equities and remained strong in fixed income. Reflecting higher year-over-year average AUM, on an adjusted basis revenues rose 6%, operating income increased by 12%, and operating margin exceeded 30%, growing 160 basis points year over year. Earnings per Unit and distributions to unitholders rose by 11%."

(US $ Thousands except per Unit amounts)	1Q 2024	1Q 2023	% Change	4Q 2023	% Change
U.S. GAAP Financial Measures
Net revenues	$1,104,151	$1,024,091	7.8%	$1,090,720	1.2%
Operating income	$241,997	$215,260	12.4%	$238,500	1.5%
Operating margin	21.2%	20.1%	110 bps	20.6%	60 bps
AB Holding Diluted EPU	$0.67	$0.59	13.6%	$0.71	(5.6%)

Adjusted Financial Measures (1)
Net revenues	$884,176	$832,599	6.2%	$870,927	1.5%
Operating income (2)	$267,426	$238,524	12.1%	$253,894	5.3%
Operating margin (2)	30.3%	28.7%	160 bps	29.2%	110 bps
AB Holding Diluted EPU	$0.73	$0.66	10.6%	$0.77	(5.2%)
AB Holding cash distribution per Unit	$0.73	$0.66	10.6%	$0.77	(5.2%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$758.7	$675.9	12.2%	$725.2	4.6%
Average AUM	$738.9	$666.8	10.8%	$685.4	7.8%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-14 for notes describing the adjustments.
(2) During the second quarter of 2023, we revised adjusted operating income for the impact of interest on borrowings to align with our industry peers. We have recast prior periods to align with current periods presentation.

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Bernstein continued, "Retail sales were robust, driven by strong demand for taxable and municipal fixed income, leading to Retail net inflows of $4.2 billion. Institutional saw net outflows of $4.2 billion driven by attrition in active and passive equities, partially offset by growth of alternatives/multi-asset. The pipeline of awarded but unfunded Institutional mandates was $11.5 billion at quarter-end. Private Wealth generated net inflows of $0.5 billion, or 2% annualized. Bernstein Research revenues decreased by 4% reflecting a subdued trading environment. We were pleased to close the Bernstein Research Services joint venture with Societe Generale on April 1, receiving a $304 million equalization payment prior to quarter-end, which was used to pay down debt."
Bernstein concluded, "Thus far in the second quarter, markets have exhibited volatility, reflecting the uncertain pace of improvement in inflation coupled with heightened geopolitical conflict. U.S. interest rates are likely to remain higher for a longer period than expected at the year's outset. Our global investment teams remain focused on uncovering opportunities to earn competitive returns for our clients while balancing attendant risks.”

The firm’s cash distribution per Unit of $0.73 is payable on May 23, 2024, to holders of record of AB Holding Units at the close of business on May 6, 2024.
Market Performance
Global equity and fixed income markets were mostly up in the first quarter of 2024.

1Q 2024
S&P 500 Total Return	10.6%
MSCI EAFE Total Return	5.9
Bloomberg Barclays US Aggregate Return	(0.8)
Bloomberg Barclays Global High Yield Index - Hedged	2.6

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Assets Under Management
($ Billions)

Total assets under management as of March 31, 2024 were $758.7 billion, up $33.5 billion, or 5%, from December 31, 2023 and up $82.8 billion, or 12%, from March 31, 2023.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 3/31/2024	$322.5	$308.0	$128.2	$758.7
Net Flows for Three Months Ended 3/31/2024:
Active	($1.3)	$5.3	($0.3)	$3.7
Passive	(2.9)	(1.1)	0.8	(3.2)
Total	($4.2)	$4.2	$0.5	$0.5

Total net inflows were $0.5 billion in the first quarter, compared to net outflows of $1.8 billion in the fourth quarter of 2023 and net inflows of $0.8 billion in the prior year first quarter.
Institutional channel first quarter net outflows of $4.2 billion compared to net outflows of $2.5 billion in the fourth quarter of 2023. Institutional gross sales of $3.3 billion increased sequentially from $3.0 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $11.5 billion at March 31, 2024 compared to $12.0 billion at December 31, 2023.
Retail channel first quarter net inflows of $4.2 billion compared to net inflows of $1.3 billion in the fourth quarter of 2023. Retail gross sales of $23.8 billion increased sequentially from $21.0 billion.
Private Wealth channel first quarter net inflows of $0.5 billion compared to net outflows of $0.6 billion in the fourth quarter of 2023. Private Wealth gross sales of $5.5 billion increased sequentially from $4.3 billion.

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First Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings

Revenues
First quarter net revenues of $1.1 billion increased 8% from $1.0 billion in the first quarter of 2023. The increase was primarily due to higher investment advisory base fees, distribution revenues and investment gains.
Sequentially, net revenues of $1.1 billion increased 1%. The increase was primarily due to higher investment advisory base fees and distribution revenues, partially offset by lower performance-based fees, Bernstein Research Services revenues and investment gains.
First quarter Bernstein Research Services revenues of $96.2 million decreased 4% compared to both prior periods, primarily due to lower customer trading activity due to the prevailing macro-economic environment.
Expenses
First quarter operating expenses of $862 million increased 7% from $809 million in the first quarter of 2023. The increase is primarily due to higher promotion and servicing expense, employee compensation and benefits expense, and interest on borrowings, partially offset by lower general and administrative ("G&A") expense. Promotion and servicing expense increased due to higher distribution-related payments, amortization of deferred sales commissions, transfer fees and travel and entertainment expense ("T&E"). Employee compensation and benefits expense increased due to higher incentive compensation and fringes, partially offset by lower base compensation. The increase in interest expense is driven by higher interest rates and average borrowing. G&A expenses decreased primarily due to the recognition of a $20.8 million incentive grant received in connection with our headquarters relocation to Nashville, Tennessee, partially offset by higher office-related expenses which includes rent expense associated with the commencement of our Hudson Yards lease in New York City, other taxes, portfolio servicing expense and technology and related expense.
Sequentially, operating expenses increased 1% from $852 million, driven primarily by higher promotion and servicing expense and interest expense on borrowings, offset by lower G&A expense. Promotion and servicing expense increased due to higher distribution-related payments, amortization of deferred sales commissions, and trade execution and clearance expense, offset by lower marketing and T&E expense. G&A expense decreased primarily due to the recognition of a $20.8 million incentive grant in connection with our headquarters relocation to Nashville, Tennessee, partially offset by higher other taxes and office-related expenses which includes rent expense associated with the commencement of our Hudson Yards lease in New York City.
Operating Income, Margin and Net Income Per Unit
First quarter operating income of $242 million increased 12% from $215 million in the first quarter of 2023 and the operating margin of 21.2% in the first quarter of 2024 increased 110 basis points from 20.1% in the first quarter of 2023.
Sequentially, operating income increased 2% from $239 million in the fourth quarter of 2023 and the operating margin of 21.2% increased 60 basis points from 20.6% in the fourth quarter of 2023.
First quarter diluted net income per Unit was $0.67 compared to $0.59 in the first quarter of 2023 and $0.71 in the fourth quarter of 2023.

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Non-GAAP Earnings
This section discusses our first quarter 2024 non-GAAP financial results, compared to the first quarter of 2023 and the fourth quarter of 2023. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
First quarter adjusted net revenues of $884 million increased 6% from $833 million in the first quarter of 2023. The increase was primarily due to higher investment advisory base fees and investment gains, partially offset by lower performance-based fees and Bernstein Research Services revenues.
Sequentially, adjusted net revenues increased 2% from $871 million. The increase was primarily due to higher investment advisory base fees, partially offset by lower performance-based fees and Bernstein Research revenues.
Adjusted Expenses
First quarter adjusted operating expenses of $617 million increased 4% from $594 million in the first quarter of 2023 primarily due to higher employee compensation and benefits expense and promotion and servicing expense, partially offset by lower G&A. Employee compensation and benefits expense increased due to higher incentive compensation and fringes, partially offset by lower base compensation. Promotion and servicing expense increased due to higher transfer fees and T&E expense. G&A expense decreased due to the recognition of a $20.8 million incentive grant in connection with our headquarters relocation to Nashville, TN, partially offset by higher office-related expenses which includes rent expense associated with the commencement of our Hudson Yards lease in New York City, other taxes, portfolio servicing expense, and technology and related expense.

Sequentially, adjusted operating expenses of $617 million were essentially flat. Higher employee compensation and benefits expense was partially offset by lower G&A expense and promotion and servicing expense. Within employee compensation and benefits, the increase was driven by higher fringes, base compensation and commissions, partially offset by lower incentive and other employment costs. G&A expenses decreased primarily due to the recognition of a $20.8 million incentive grant in connection with our headquarters relocation to Nashville, TN, partially offset by higher office-related expenses which includes rent expense associated with the commencement of our Hudson Yards lease in New York City. Promotion and servicing expense decreased primarily due to lower marketing and T&E expenses, partially offset by higher trade execution costs.
Adjusted operating Income, Margin and Net Income Per Unit 1
First quarter adjusted operating income of $267 million increased 12% from $239 million in the first quarter of 2023, and the adjusted operating margin of 30.3% increased 160 basis points from 28.7%.
Sequentially, adjusted operating income of $267 million increased 5% from $254 million and the adjusted operating margin of 30.3% increased 110 basis points from 29.2%.
First quarter adjusted diluted net income per Unit was $0.73 compared to $0.66 in the first quarter of 2023 and $0.77 in the fourth quarter of 2023.
Headcount
As of March 31, 2024, we had 4,708 employees, compared to 4,566 employees as of March 31, 2023 and 4,707 employees as of December 31, 2023.
1 During the second quarter of 2023, we revised adjusted operating income to exclude interest on borrowings in order to align with our industry peer group. We have recast prior periods presentation to align with the current period presentation.

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Unit Repurchases

	Three Months Ended March 31,
	2024	2023
	(in millions)
Total amount of AB Holding Units Purchased (1)	0.1	0.5
Total Cash Paid for AB Holding Units Purchased (1)	$4.3	$18.8
Open Market Purchases of AB Holding Units Purchased (1)	—	—
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$—	$—
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

First Quarter 2024 Earnings Conference Call Information
Management will review first quarter 2024 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Friday, April 26, 2024. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Jackie Marks, Chief Financial Officer; Onur Erzan, Head of Global Client Group & Head of Private Wealth, and Mark Gessner, Head of US Retail.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of our first quarter 2024 financial and operating results on April 25, 2024.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2023 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2024, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 39.7% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.0% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	1Q 2024	1Q 2023	% Change	4Q 2023	% Change

GAAP revenues:
Base fees	$754,239	$692,327	8.9%	$713,889	5.7%
Performance fees	30,166	36,580	(17.5)	62,042	(51.4)
Bernstein research services	96,222	100,038	(3.8)	100,382	(4.1)
Distribution revenues	165,690	141,078	17.4	151,339	9.5
Dividends and interest	44,515	50,679	(12.2)	48,682	(8.6)
Investments gains	11,743	5,264	123.1	14,966	(21.5)
Other revenues	25,293	26,146	(3.3)	25,993	(2.7)
Total revenues	1,127,868	1,052,112	7.2	1,117,293	0.9
Less: Broker-dealer related interest expense	23,717	28,021	(15.4)	26,573	(10.7)
Total net revenues	1,104,151	1,024,091	7.8	1,090,720	1.2

GAAP operating expenses:
Employee compensation and benefits	452,772	434,163	4.3	453,291	(0.1)
Promotion and servicing
Distribution-related payments	172,982	148,381	16.6	156,329	10.7
Amortization of deferred sales commissions	11,799	8,154	44.7	10,312	14.4
Trade execution, marketing, T&E and other	54,991	50,630	8.6	58,585	(6.1)
General and administrative	137,910	139,653	(1.2)	146,595	(5.9)
Contingent payment arrangements	2,558	2,444	4.7	2,603	(1.7)
Interest on borrowings	17,370	13,713	26.7	12,799	35.7
Amortization of intangible assets	11,772	11,693	0.7	11,706	0.6
Total operating expenses	862,154	808,831	6.6	852,220	1.2
Operating income	241,997	215,260	12.4	238,500	1.5
Income taxes	16,042	11,342	41.4	(2,202)	n/m
Net income	225,955	203,918	10.8	240,702	(6.1)
Net income of consolidated entities attributable to non-controlling interests	8,028	9,767	(17.8)	13,384	(40.0)
Net income attributable to AB Unitholders	$217,927	$194,151	12.2%	$227,318	(4.1)%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	1Q 2024	1Q 2023	% Change	4Q 2023	% Change

Equity in Net Income Attributable to AB Unitholders	$86,281	$76,382	13.0%	$88,517	(2.5)%
Income Taxes	9,059	8,945	1.3	9,319	(2.8)
Net Income	$77,222	$67,437	14.5%	$79,198	(2.5)%
Net Income - Diluted	$77,222	$67,437	14.5%	$79,198	(2.5)%
Diluted Net Income per Unit	$0.67	$0.59	13.6%	$0.71	(5.6)%
Distribution per Unit	$0.73	$0.66	10.6%	$0.77	(5.2)%

Units Outstanding	1Q 2024	1Q 2023	% Change	4Q 2023	% Change
AB L.P.
Period-end	287,322,525	285,654,435	0.6%	286,609,212	0.2%
Weighted average - basic	286,875,671	285,725,829	0.4	283,761,105	1.1
Weighted average - diluted	286,875,671	285,725,829	0.4	283,761,105	1.1
AB Holding L.P.
Period-end	115,163,604	113,476,219	1.5%	114,436,091	0.6%
Weighted average - basic	114,704,111	113,547,020	1.0	111,586,555	2.8
Weighted average - diluted	114,704,111	113,547,020	1.0	111,586,555	2.8

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | March 31, 2024
($ Billions)
Ending and Average	Three Months Ended
	3/31/24	3/31/23
Ending Assets Under Management	$758.7	$675.9
Average Assets Under Management	$738.9	$666.8

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$317.1	$286.8	$121.3	$725.2
Sales/New accounts	3.3	23.8	5.5	32.6
Redemption/Terminations	(3.4)	(16.9)	(4.9)	(25.2)
Net Cash Flows	(4.1)	(2.7)	(0.1)	(6.9)
Net Flows	(4.2)	4.2	0.5	0.5
Investment Performance	9.6	17.0	6.4	33.0
End of Period	$322.5	$308.0	$128.2	$758.7

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$247.5	$62.1	$208.6	$61.1	$11.4	$134.5	$725.2
Sales/New accounts	11.7	0.7	12.1	5.3	—	2.8	32.6
Redemption/Terminations	(14.3)	(0.1)	(7.0)	(2.5)	(0.1)	(1.2)	(25.2)
Net Cash Flows	(3.6)	(3.9)	(0.5)	0.1	—	1.0	(6.9)
Net Flows	(6.2)	(3.3)	4.6	2.9	(0.1)	2.6	0.5
Investment Performance	22.8	5.9	(1.1)	—	(0.1)	5.5	33.0
End of Period	$264.1	$64.7	$212.1	$64.0	$11.2	$142.6	$758.7

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(6.2)	(3.3)	$(9.5)
Fixed Income	7.5	(0.1)	7.4
Alternatives/Multi-Asset Solutions (2)	2.4	0.2	2.6
Total	$3.7	$(3.2)	$0.5
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$240.8	$184.9	$125.5	$551.2
Non-U.S. Clients	81.7	123.1	2.7	207.5
Total	$322.5	$308.0	$128.2	$758.7

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022

Net Revenues, GAAP basis	$1,104,151	$1,090,720	$1,032,056	$1,008,456	$1,024,091	$990,176
Exclude:
Distribution-related adjustments:
Distribution revenues	(165,690)	(151,339)	(149,049)	(144,798)	(141,078)	(137,764)
Investment advisory services fees	(19,090)	(15,302)	(16,156)	(14,005)	(15,456)	(13,112)
Pass through adjustments:
Investment advisory services fees	(15,513)	(27,162)	(14,567)	(11,046)	(9,763)	(7,730)
Other revenues	(8,761)	(8,811)	(8,661)	(8,096)	(9,343)	(10,055)
Impact of consolidated company-sponsored investment funds	(8,374)	(13,670)	1,931	(2,975)	(10,409)	(2,512)
Incentive compensation-related items	(2,547)	(3,509)	238	(4,905)	(5,443)	(16,889)
Adjusted Net Revenues	$884,176	$870,927	$845,792	$822,631	$832,599	$802,114

Operating Income, GAAP basis	$241,997	$238,500	$175,250	$188,661	$215,260	$203,741
Exclude:
Real estate	(206)	(206)	(206)	(206)	(206)	(206)
Incentive compensation-related items	1,097	1,126	1,354	1,103	1,608	378
EQH award compensation	215	179	142	215	191	134
Acquisition-related expenses	14,981	14,879	44,941	20,525	17,725	33,474
Interest on borrowings (1)	17,370	12,800	13,209	14,672	13,713	8,505
Total non-GAAP adjustments	33,457	28,778	59,440	36,309	33,031	42,285
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	8,028	13,384	(2,164)	3,023	9,767	5,574
Adjusted Operating Income(1)	$267,426	$253,894	$236,854	$221,947	$238,524	$240,452
Operating Margin, GAAP basis excl. non-controlling interests	21.2%	20.6%	17.2%	18.4%	20.1%	20.0%
Adjusted Operating Margin(1)	30.3%	29.2%	28.0%	27.0%	28.7%	30.0%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Net Income - Diluted, GAAP basis	$77,222	$79,198	$56,991	$60,558	$67,437	$63,780
Impact on net income of AB non-GAAP adjustments	6,176	6,228	17,077	8,124	7,401	12,394
Adjusted Net Income - Diluted	$83,398	$85,426	$74,068	$68,682	$74,838	$76,174

Diluted Net Income per Holding Unit, GAAP basis	$0.67	$0.71	$0.50	$0.53	$0.59	$0.59
Impact of AB non-GAAP adjustments	0.06	0.06	0.15	0.08	0.07	0.11
Adjusted Diluted Net Income per Holding Unit	$0.73	$0.77	$0.65	$0.61	$0.66	$0.70
(1) During the second quarter of 2023, we adjusted operating income to exclude interest on borrowings in order to align with our industry peer group. We have recast prior periods presentation to align with the current period presentation.

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) acquisition-related expenses, (5) interest on borrowings and (6) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and

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dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements.
We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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